Exhibit 3.1

PANORAMA REIT MERGER SUB, LLC

ARTICLES OF ORGANIZATION

THIS IS TO CERTIFY THAT:

FIRST: The undersigned, being at least eighteen years of age and being authorized to execute and file these Articles of Organization, hereby forms a limited liability company pursuant to the laws of Maryland.

SECOND: The name of the limited liability company (the “Company”) is: Panorama REIT Merger Sub, LLC.

THIRD: The purpose for which the Company is formed is to engage in any lawful business permitted under the Maryland Limited Liability Company Act (the “Act”) and to do all things which are necessary, incidental or related to that purpose.

FOURTH: The address of the Company’s principal office in Maryland is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH: The name and address of the resident agent of the Company in the State of Maryland is: CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

SIXTH: The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director, manager, managing member or officer of the Company or (b) any individual or entity who, while a director, manager, managing member or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power to provide such indemnification and advancement of expenses to a person or entity who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

SEVENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors, managers, managing members and officers of a limited liability company, no present or former director, manager, managing member or officer of the Company shall be liable to the Company or its members for money damages. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption or amendment of any other provision of these Articles of Organization or the Operating Agreement of the Company inconsistent with this Article SEVENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

EIGHTH: Pursuant to § 4A-401(a)(3) of the Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed these Articles of Organization and acknowledge them to be my act on this 17th day of December, 2025.

/s/ Nicola Santoro, Jr.
Nicola Santoro, Jr., Authorized Person

CONSENT OF RESIDENT AGENT

The undersigned hereby consents to its designation in this document as resident agent for the Company.

CSC-LAWYERS INCORPORATING SERVICE COMPANY

By:	/s/ Rob Branch
Name: Rob Branch
Title: Asst. Secretary